Exhibit 99.1

Allegro MicroSystems Appoints Mike Doogue as President and Chief Executive Officer

MANCHESTER, N.H., Feb. 24, 2025 -- Allegro MicroSystems, Inc. (“Allegro”) (Nasdaq: ALGM) a global leader in power and sensing semiconductor solutions for motion control and energy-efficient systems, today announced the appointment of Mike Doogue as President and Chief Executive Officer and as a member of the Board.

Mr. Doogue’s ascension to CEO comes after 27 years of rising through the leadership ranks at Allegro, during which time he enabled many of Allegro’s disruptive technologies, originally as an engineer and later as a business leader. Immediately prior to this promotion, Mr. Doogue served as Allegro’s Executive Vice President and its first Chief Technology Officer (CTO), leading technology development and worldwide operations, which includes manufacturing, procurement, and quality. Mr. Doogue also previously served as the Company’s Senior Vice President of Technology and Products, which included direct oversight of each of the Company’s business units. As a testament to his roots as an engineer and technology innovator, Mr. Doogue personally holds 75 semiconductor-related U.S. patents.

“Mike has been instrumental in shaping our strategy, developing our technology roadmap and creating new, innovative products that drive customer value, and we are confident that he is the right person to drive Allegro to the next level,” said Joseph Martin, Lead Independent Director of the Board of Directors. “The leadership transition we are announcing today represents the culmination of a long-term and thoughtful succession planning process led by our Board. Allegro is extending its technology leadership position and is poised to capitalize on the catalysts for growth across the auto and industrial markets. Mike’s deep knowledge of our business, leadership experience, and vision for the future will help drive Allegro’s success.”

Mr. Doogue succeeds Vineet Nargolwala, who is stepping down as President and Chief Executive Officer and as a member of the Board. Mr. Doogue commented, “I am grateful for the opportunity to lead this incredible Company. Throughout my 27 years at Allegro, I have gained a deep appreciation of the quality of talent across the organization and the Company’s unwavering commitment to “innovation with purpose.” I have spent my career shaping our unique value proposition and competitive advantages, creating significant opportunities moving forward. I am very excited to work closely with Allegro’s talented team to continue driving our technology leadership, advancing our innovation efforts, strengthening our relationship with key customers and delivering strong financial performance. I’d also like to personally thank Vineet as a colleague and for his accomplishments during his tenure with the Company.”

Mr. Nargolwala said, “It has been a privilege to serve as Allegro’s CEO for nearly three years, and I am thankful to our dedicated teams around the globe for their support, collaboration and terrific contributions. I have worked closely with Mike, and I am confident that under his leadership, Allegro is well-positioned for the future.”

About Allegro MicroSystems

Allegro MicroSystems, Inc. is leveraging more than three decades of expertise in magnetic sensing and power ICs to propel automotive, clean energy and industrial automation forward with solutions that enhance efficiency, performance and sustainability. Allegro’s commitment to quality drives transformation across industries, reinforcing our status as a pioneer in “automotive grade” technology and a partner in our customers’ success. For additional information, visit www.allegromicro.com.

Contact

Jalene Hoover

VP of Investor Relations & Corporate Communications

jhoover@allegromicro.com